Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES DAVID L. RAWLINSON II TO ITS BOARD OF DIRECTORS

Riverwoods, IL, Feb. 23, 2021 – Discover Financial Services announced today that David L. Rawlinson II, chief executive officer of NielsenIQ, has joined the company’s Board of Directors.

Rawlinson has significant experience in global e-commerce, consumer trends, consumer data, and digital business-to-business operations. He is a former presidential appointee to the George W. Bush and Barack Obama administrations and served as a senior advisor for economic policy with the White House National Economic Council.

“David adds another expert perspective to the deep experience of our current Board with his track record of success in digital commerce,” said Roger Hochschild, CEO and president of Discover. “His background in information solutions and global perspective will help Discover continue to succeed as a leading digital consumer bank.”

Prior to joining Nielsen Holdings, Rawlinson was president of the Global Online Business at W.W. Grainger Inc. from 2015 to 2020. He has also served as a member of the Nielsen Holdings Board since 2017. He previously served as vice president of operations for Grainger’s online business in 2015 and as deputy general counsel and corporate secretary from 2012 to 2014. He served on the board of MonotaRO Co. Ltd., a top Japanese e-commerce and industrial retail firm, from 2014 to 2019. Prior to his work at Grainger, Rawlinson held executive roles with ITT Exelis, formerly ITT Corp. Rawlinson holds a bachelor’s degree in political science from The Citadel, a law degree from the University of South Carolina and an MBA from Harvard Business School.

Rawlinson was elected to Discover’s Board of Directors and appointed to the Board’s Audit Committee on Feb. 22.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

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